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                                                                      EXHIBIT 12












                                  June 21, 1999



AIM Advisor Funds, Inc.
11 Greenway Plaza
Suite 100
Houston, TX   77046-1173

                  RE:      FEDERAL INCOME TAX CONSEQUENCES OF THE
                           REORGANIZATION OF AIM ADVISOR MULTIFLEX FUND

Ladies and Gentlemen:

                  You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property, assets, and goodwill of AIM Advisor MultiFlex Fund ("MultiFlex Fund"), an investment portfolio of AIM Advisor Funds, Inc. ("AAF"), a Maryland corporation, to AIM Advisor Flex Fund ("Flex Fund"), also an investment portfolio of AAF, in exchange solely for shares of the voting common stock of Flex Fund ("Flex Fund Shares") issued by AAF directly to MultiFlex Fund shareholders and for Flex Fund's assumption of MultiFlex Fund's liabilities, and the termination of MultiFlex Fund as a designated series of shares of AAF all pursuant to the Plan of Reorganization approved and adopted by the Board of Directors of AAF on March 11, 1999 (the "Plan") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Plan.




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AIM Advisor Funds, Inc.
June 21, 1999
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         For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Plan, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AAF on April 1, 1999 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

         In rendering this opinion, we are relying upon the representations and warranties made by AAF in the Plan as well as on a letter of representation of even date that we have received from an officer of AAF, a copy of which is attached as Exhibit A hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge", "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

         Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

         i. The completion of the Reorganization, as set forth and provided in the Plan, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and MultiFlex Fund and Flex Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         ii. In accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by MultiFlex Fund upon the reclassification of its shares and the attribution of its assets and liabilities


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AIM Advisor Funds, Inc.
June 21, 1999
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                  to Flex Fund solely in exchange for the issuance of Flex Fund
                  Shares in the Reorganization, and upon the direct issuance of such Flex Fund Shares to MultiFlex Fund shareholders.

         iii. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Flex Fund upon the receipt of the assets of MultiFlex Fund in exchange for the direct issuance of Flex Fund Shares to MultiFlex Fund shareholders in the Reorganization.

         iv. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by any MultiFlex Fund shareholder to the extent such shareholder receives Flex Fund Shares in exchange for MultiFlex Fund Shares.

         v. In accordance with Section 362(b) of the Code, the basis to Flex Fund of the assets of MultiFlex Fund acquired in connection with the Reorganization will, in each instance, be the same as the basis of such assets in the hands of MultiFlex Fund immediately prior to the Effective Time.

         vi. In accordance with Section 358(a) of the Code, the basis of Flex Fund Shares received by a MultiFlex Fund shareholder in connection with the Reorganization will, in the aggregate, be the same as the basis, in the aggregate, of MultiFlex Fund Shares surrendered by such shareholder in exchange therefor.

         vii. In accordance with Section 1223(2) of the Code, the holding period of the assets received by Flex Fund in the Reorganization will be determined by including the period for which such assets were held by MultiFlex Fund.

         viii. In accordance with Section 1223(1) of the Code, the holding period of Flex Fund Shares received by a MultiFlex Fund shareholder in the Reorganization will be determined by including such shareholder's holding period for MultiFlex Fund Shares exchanged therefor, provided that such



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AIM Advisor Funds, Inc.
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                  MultiFlex Fund Shares were held by such shareholder as capital assets as of the Effective Date.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain MultiFlex Fund shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the condition precedent to the Reorganization set forth in Section 5(f) of the Plan, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

         Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

         If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

         Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                            Sincerely,


                                     /s/ BALLARD SPAHR ANDREWS &
                                          INGERSOLL, LLP


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                                                                      EXHIBIT A


                    [LETTERHEAD OF AIM ADVISOR FUNDS, INC.]






                                                    June 21, 1999



Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA  19103-7599

    RE: REORGANIZATION OF AIM ADVISOR MULTIFLEX FUND

Ladies and Gentlemen:

    Your opinion has been requested as to certain federal income tax matters in connection with the proposed transaction (the "Reorganization") contemplated by the Plan of Reorganization (the "Plan") approved and adopted by the Board of Directors of AIM Advisor Funds, Inc. ("AAF") on March 11, 1999 on behalf of AIM Advisor MultiFlex Fund ("MultiFlex Fund") and AIM Advisor Flex Fund ("Flex Fund"), each of which are investment portfolios of AAF representing separate series of shares of the capital stock of AAF. The Reorganization is described in the Plan and in the Registration Statement of AAF on Form N-14 filed with the Securities and Exchange Commission on or about April 1, 1999. Unless otherwise defined, all capitalized terms in this letter have the meanings set forth in the Plan.

    In order to assist you in rendering your opinion, we are furnishing the following representations in connection with the Reorganization:

    1. Each of the representations and warranties provided by AAF in Article 6 with respect to MultiFlex Fund and in Article 7 with respect to Flex Fund








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Ballard Spahr Andrews & Ingersoll, LLP
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              is and has been true and correct at all times
              from the date of the Plan up to and including the date hereof.

    2. None of the representations, warranties, covenants, or conditions that are contained in the Plan will have been waived or modified as of the Effective Time by AAF on behalf of MultiFlex Fund or of Flex Fund.

    3. The fair market value of the Flex Fund shares received by each MultiFlex Fund shareholder will be approximately equal to the fair market value of the MultiFlex Funds shares surrendered in the exchange.

    4. The Flex Fund Shares received by MultiFlex Fund shareholders constitute voting stock within the meaning of Sections 368(a)(1)(C) and 368(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

    5. No consideration other than Class A shares, Class B shares and Class C shares of Flex Fund is being given to MultiFlex Fund shareholders in connection with the Reorganization.

    6. During the five-year period ending on the Closing Date, neither MultiFlex Fund nor any person related to MultiFlex Fund (as defined in section 1.368-1(e)(3) of the Income Tax Regulations without regard to section 1.368-1(e)(3)(i)(A)) will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired shares of MultiFlex Fund for consideration other than shares of MultiFlex Fund, except for shares redeemed in the ordinary course of MultiFlex Fund's business as an open-end investment company as required by the 1940 Act, or (ii) made distributions with respect to MultiFlex Fund shares, except for (a) distributions necessary to satisfy the requirements of sections 852 and 4982 of the Code for qualification as a "regulated investment company" ("RIC") and avoidance of excise tax liability and (b) additional distributions, to the extent such additional distributions do not exceed 50 percent of the value (without giving effect to such distributions) of the proprietary interest in MultiFlex Fund as of the Effective Time.





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    7. Prior to or in the Reorganization, neither Flex Fund nor any person related to Flex Fund (for purposes of this paragraph, as defined in section 1.368-1(e)(3) of the Income Tax Regulations) will have acquired directly or through any transaction, agreement or arrangement with any other person, shares of MultiFlex Fund with consideration other than shares of Flex Fund. There is no plan or intention by Flex Fund or any person related to Flex Fund to acquire or redeem any of the Flex Fund shares issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of Flex Fund's business as an open-end investment company as required by the 1940 Act.

    8. Flex Fund does not plan or intend to sell or otherwise dispose of any of the assets of MultiFlex Fund acquired in the Reorganization, except for dispositions made in the ordinary course of its business in a manner consistent with its investment objectives and policies and dispositions necessary to maintain its status as a RIC under the Code.

    9. At the direction of MultiFlex Fund, Flex Fund will issue directly to each MultiFlex Fund shareholder in the Reorganization shares of Flex Fund having a net asset value equal to the net asset value of the MultiFlex Fund Shares exchanged therefor; MultiFlex Fund will transfer all of its assets and liabilities to Flex Fund in the Reorganization; and MultiFlex Fund will terminate its existence as an investment portfolio of AAF on, or as soon as practicable after, the Effective Time.

    10. The liabilities of MultiFlex Fund assumed by Flex Fund (if any) and the liabilities to which the transferred assets of MultiFlex Fund are subject were incurred by MultiFlex Fund in the ordinary course of business or were incurred by MultiFlex Fund solely and directly in connection with the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187 (the "IRS Guidelines").

    11. Throughout the shorter of the five-year period ending on the Closing Date and the period of its existence, MultiFlex Fund will have conducted its historic business within the meaning of Section 1.368-1(d) of the Income Tax Regulations under the Code in a substantially unchanged manner. Following the Reorganization, Flex Fund will continue the




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Ballard Spahr Andrews & Ingersoll, LLP
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historic business of MultiFlex Fund or use a significant portion of MultiFlex
Fund's historic business assets in a continuing business.

    12. The shareholders of MultiFlex Fund will pay their expenses, if any, incurred in connection with the Reorganization. Prior to commencement of negotiations regarding the Reorganization, AIM Advisors, Inc., in the ordinary course of its business as a registered investment advisor under the Investment Advisers Act of 1940, agreed to assume liability for all administrative costs that are incurred by Flex Fund and MultiFlex Fund in return for the payment of a service fee by each fund that is based upon the average daily net asset value of the fund's assets. Such administrative costs include but are not limited to the expenses that will be incurred by Flex Fund and MultiFlex Fund, in accordance with the IRS Guidelines, in connection with the Reorganization.

    13. There is no intercorporate indebtedness existing between Flex Fund and MultiFlex Fund that was issued, acquired, or will be settled at a discount.

    14. MultiFlex Fund and Flex Fund are funds of a regulated investment company within the meaning of Section 851(g)(3) of the Code.

    15. Flex Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of MultiFlex Fund.

    16. The fair market value of the assets of MultiFlex Fund transferred to Flex Fund will equal or exceed the sum of the liabilities assumed by Flex Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

    17. MultiFlex Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.





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Ballard Spahr Andrews & Ingersoll, LLP
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    We understand that you will, and we expressly authorize you to, rely upon each of the foregoing representations in rendering your opinion. The foregoing representations are being made solely for this purpose and may not be used or relied on for any other purpose.


                                            Sincerely,

                                            AIM ADVISOR FUNDS, INC.
                                            ON BEHALF OF
                                            AIM Advisor MultiFlex Fund and
                                            AIM Advisor Flex Fund



                                            By: /s/ CAROL F. RELIHAN

                                            Title: Senior Vice President
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